Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Open Energy Corporation:

We consent to the incorporation by reference in Registration Statements nos. 333-139080 and 333-119222, each on Form S-8, of Open Energy Corporation of our report dated September 15, 2008, relating to the consolidated balance sheets of Open Energy Corporation and its subsidiaries as of May 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the May 31, 2008 Annual Report on Form 10-K of Open Energy Corporation.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
San Diego, California
September 15, 2008